Exhibit 99.1

Steve Madden Announces Two New Appointments to Board of Directors

LONG ISLAND CITY, N.Y., January 10, 2022 — Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion-forward footwear, accessories and apparel for women, men and children, today announced the appointment of Arian Simone, President and Chief Executive Officer of Fearless Fund, and Peter A. Davis, a footwear and apparel industry veteran, to its Board of Directors. Ms. Simone’s and Mr. Davis’ appointments expand the Board to eleven directors, nine of whom are independent directors.

Edward Rosenfeld, Chairman and Chief Executive Officer, said, “We are pleased to welcome Arian and Pete to our Board of Directors. The addition of these directors complements our Board’s skills and experiences, and with Arian’s marketing expertise and Pete’s deep industry knowledge, we are confident they will provide valuable perspectives. We look forward to their engagement and assistance in guiding our strategy and enhancing value for all our stakeholders.”

Ms. Simone is President and Chief Executive Officer of Fearless Fund, a venture capital fund that invests in women of color-led businesses, which she co-founded in 2018. From 2004 to 2017, Ms. Simone was the owner of AR PR Marketing, a publicity and marketing strategy firm. Ms. Simone serves as a member on the Board of Directors for the Birmingham Civil Rights Institute. In 2021, she was the recipient of the 15th Annual General Motors African Ancestry Network Black History Month Celebration Entrepreneurial Spirit Award and the Detroit Branch NAACP Great Expectations Award.

Mr. Davis has over 30 years of experience in the footwear and apparel industry, having held executive leadership positions in sales and marketing with companies including Skechers, Fila, Reebok, Joy & Mario, and Dynasty Footwear. He also founded The Infamous Black Sheep Brand, an urban action sports lifestyle brand. A former player in the NBA, today Mr. Davis runs Pete Davis Basketball, a grassroots community youth basketball organization.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear, accessories and apparel for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Blondo®, GREATS®, BB Dakota® and Mad Love®, Steve Madden is a licensee of various brands, including Anne Klein® and Superga®. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains, mass merchants and online retailers. Steve Madden also operates retail stores and e-commerce websites. Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including outerwear, loungewear, eyewear, hosiery, jewelry, watches, sunglasses, fragrance, luggage, bedding and bath products. For local store information and the latest Steve Madden boots, booties, pumps, fashion sneakers, dress shoes, sandals, slippers and more, visit http://www.stevemadden.com.

Contact

Steven Madden, Ltd.

Director of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

InvestorRelations@stevemadden.com